EXHIBIT 15

PricewaterhouseCoopers LLP
100 E. Wisconsin Ave., Suite 1800
Milwaukee WI 53202
Telephone (414) 212 1600
February 3, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Johnson Controls, Inc. Registration Statement Nos. 33-57685, 33-64703, 333-13525, 333-59594, 333-111192, 333-130714, 333-155802, and 33-157502 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 333-10707, 333-66073, 333-41564, 333-141578 and 333-117898 on Form S-8.
Commissioners:
We are aware that our report dated February 3, 2010 on our review of interim financial information of Johnson Controls, Inc. (the “Company”) as of and for the three-month periods ended December 31, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2009 is incorporated by reference in the above referenced Registration Statements.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP